CHUY’S HOLDINGS, INC.
CLAWBACK POLICY

Chuy’s Holdings, Inc. (the “Company”) will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “accounting restatement”).

This policy applies to all incentive-based compensation received by a person:
(1)after beginning service as an executive officer;
(2)who served as an executive officer at any time during the performance period for that incentive-based compensation;
(3)while the Company has a class of securities listed on a national securities exchange or a national securities association; and
(4)during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement; provided that this policy also applies to any transition period that results from a change in the Company’s fiscal year within or immediately following the three completed fiscal year period; provided further that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; provided further that this policy will only apply to incentive-based compensation received on or after October 2, 2023.
Incentive-based compensation is deemed received in the Company’s fiscal year during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement is the earlier to occur of:
(1)the date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or
(2)the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
The amount of incentive-based compensation that is subject to recovery under this policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The amount of incentive-based compensation that is subject to recovery will be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:
(1)the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and
(2)the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq Stock Market.
The Company will recover erroneously awarded compensation in accordance with this policy, except to the extent that any of the following conditions are met and the Company’s Compensation Committee has made a determination that recovery would be impracticable:
(1)the direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered; provided that before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company will make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide such documentation to the Nasdaq Stock Market;
(2)recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company will obtain an opinion of home country counsel, acceptable to the Nasdaq Stock Market, that recovery would result in such a violation and provide such opinion to the Nasdaq Stock Market; or
(3)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
The Company will not indemnify any executive officer or former executive officer against the loss of erroneously awarded compensation.
The Company will file all disclosures with respect to this policy in accordance with the requirements of the federal securities laws, including the disclosures required by applicable Securities and Exchange Commission filings.
For purposes of this policy, the following terms have the definitions set forth below:

“Executive officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company.

“Financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-based compensation” means compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
This policy is not intended to limit the Company’s ability to pursue other means to recover damages resulting from wrongdoing. The Company retains all rights it may have under applicable law.

This policy may be amended from time to time in the Company’s sole discretion.

Notwithstanding the foregoing, this policy will be interpreted to comply with applicable securities laws, including the requirements of (1) Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), (2) Rule 10D-1 under the Exchange Act, and (3) the listing standards adopted by the Nasdaq Stock Market pursuant to Rule 10D-1, and, to the extent this policy is in any manner deemed inconsistent with such requirements, this policy shall be treated as retroactively amended to be compliant with such requirements.

Approved and Adopted: October 26, 2023

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